DEFAULT WAIVER TO DEBENTURE DATED JUNE 18, 2009

THIS AGREEMENT ("Agreement") is dated as of July 30, 2009 ("Effective Date") and is made by and between ST. GEORGE INVESTMENTS LLC, an Illinois limited liability company ("St. George") and DRINKS AMERICAS HOLDINGS, LTD., a Delaware Corporation ("Drinks"), and consented to by KENNY LLC 1, LAZO, LLC, BRUCE KLEIN and MARVIN TRAUB (the "Pledgors").

WHEREAS on June 18, 2009, Drinks issued to St. George a Debenture in the amount of Four Million Dollars ($4,000,000.00) ("Debenture");

WHEREAS, The Debenture was secured by pledges of an aggregate of Twelve Million (12,000,000) shares of Drinks' common stock ("Pledged Shares"), of which Nine Million (9,000,000) shares were pledged by the Pledgors and Three Million (3,000,000) shares were pledged by Drinks, which Pledged Shares were to maintain a value of at least One Million Six Hundred Thousand ($1,600,000) Dollars (the "Collateral Value" amount);

WHEREAS, on July 14, 2009, the value of the Pledged Shares fell below the Collateral Value Amount, resulting in a default on that date by Drinks on the Debenture (the "Default");

WHEREAS, on July 24, 2009, St. George delivered a notice of default to Drinks, notifying Drinks of the Default and asserting its right to exercise its rights under law and as permitted under the indenture;

WHEREAS, pursuant to the Debenture, following the Default St. George was entitled to demand immediate repayment of the Debenture; an increase in the principal amount of the Debenture to 110% of the amount owing immediately prior thereto; and an increase in the rate of interest due thereon;

WHEREAS, in response to the Default, St. George transferred Five Million Five Hundred Twenty Three Thousand Six Hundred Forty Five (5,523,645) of the pledged shares (the "Transferred Shares") into its own name on July 22, 2009 in order to commence sale thereof to satisfy payment of the Debenture;

WHEREAS, on receipt of the notice of default Drinks requested, and St. George orally agreed, that St. George waive its right to demand immediate repayment of the Debenture, waive its right to demand an increase in the principal amount of the Debenture to 110% of the amount owing immediately prior thereto; and waive its right to increase the rate of interest due thereon

based upon occurrence of the Default, and St. George has agreed to do so, on the terms and subject to the conditions hereof.

NOW THEREFORE, the parties hereby agree to the following settlement:

1. The Transferred Shares, which were foreclosed by St. George after a default in the obligation secured by the pledge, shall remain the property of St. George and may be sold thereby. St. George shall endeavor to sell such shares in open market sales at such times and in such amounts as it deems reasonable in its sole discretion, consistent with its objective that it sell all of such shares on or prior to October 24, 2009. All of the net proceeds (after commissions) of any such sales shall be applied to reduce the amount due under the Debenture on a dollar-for-dollar basis.

2. St. George hereby agrees that the Default is cured as of the Effective Date.

3. Payment of amount owing pursuant to the Debenture has not been, and shall not be, accelerated on account of the Default, and all such sums remain due on or prior to June 18, 2013, unless a further event of default shall occur thereunder prior to such date.

4. The amount owing under the Debenture has not been, and shall not be, increased by application of the ten percent (10%) default penalty provided for therein, unless a further event of default shall occur thereunder prior to such date.

5. An interest rate increase, as set forth in Section 7 of the Debenture, has not been, and shall not be, imposed, unless a further event of default shall occur thereunder.

6. St. George shall not declare an event of default based upon any decline in value of the Pledged Shares that may occur prior to October 24, 2009. In calculating the value of the Pledged Shares after that date in order to determine whether or not an event of default shall have occurred based upon any such decline in value, the number of Pledged Shares shall be deemed to be Twelve Million (12,000,000), notwithstanding the sale by St. George of some or all of the Transferred Shares.

7. In all other respects the Debenture shall remain in full force and effect as originally written.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

ST. GEORGE INVESTMENTS LLC

By: FIFE TRADING INC., Manager

By: ____________________________

John Fife, President

DRINKS AMERICAS HOLDINGS LTD

By: ____________________________

J. Patrick Kenny, CEO

KENNY LLC 1

By: ____________________________

J. Patrick Kenny

LAZO, LLC

By: ____________________________

Jason Lazo

____

Marvin Traub

____

Bruce Klein